Exhibit 10.3

THE PAYMENT OF PRINCIPAL AND INTEREST, IF ANY, ON THIS NOTE IS SUBJECT TO CERTAIN SET-OFF PROVISIONS SET FORTH HEREIN AND IN THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF JULY 17, 2013, BY AND AMONG HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC, HEALTH INSURANCE INNOVATIONS, INC., JOSEPH SAFINA, HOWARD KNASTER AND JORGE SAAVEDRA. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS THAT MAY BE APPLICABLE.

$2,750,000 ADJUSTABLE PROMISSORY NOTE

Due June 30, 2015

FOR VALUE RECEIVED, Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of the Seller’s Representative, as the attorney-in-fact and agent for all Sellers, in legal tender of the United States of America, the principal amount of TWO MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($2,750,000) (the “Original Principal Amount”), subject to adjustment as provided herein, upon the terms and conditions specified below. This Note is being given by Maker as partial payment of the Purchase Price due Sellers pursuant to that certain Stock Purchase Agreement, dated as of July 17, 2013 (the “Purchase Agreement”), by and among Maker, Health Insurance Innovations, Inc., Joseph Safina, Howard Knaster and Jorge Saavedra. This Note is the “Buyer Note” specified in Section 1.3(d) of the Purchase Agreement.

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement. For the purposes of this Note, the following terms shall have the respective meanings set forth below:

“Average 12-Month Commission Revenue” means aggregate Commission Revenue for the 24-month period beginning on July 1, 2013 and ending on June 30, 2015, divided by two.

“Commission Revenue” means commissions paid or payable on Subject Business when the purchase of an insurance policy has been internally verified by SHP and submitted to the applicable insurance carrier, each as reported and accounted for in accordance with generally accepted accounting principles, as applied on a consistent basis by Maker (e.g., revenue is recognized in each month that any such policy remains in-force) (“GAAP”).

“Interest Amount” means the aggregate amount of interest accrued on up to $2,750,000 of the Adjusted Principal Amount during the Measurement Period at the Interest Rate, computed and compounded on an annual basis.

“Interest Rate” means five percent (5%).

“Maturity Date” means June 30, 2015.

“Measurement Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Note” means this $2,750,000 Adjustable Promissory Note, Due June 30, 2015.

“Subject Business” means the health, dental and life insurance products marketed and sold by SHP as an authorized agent of contracted insurance companies.

In addition to the foregoing, the following terms are defined in the corresponding Sections of this Note:

Term	Section Reference
“Accountant”	Section 3(b)
“Adjusted Principal Amount”	Section 2(c)
“Adjustment Report”	Section 2(a)
“Cooling Off Period”	Section 3(b)
“Designated Court”	Section 11
“Dispute Notice”	Section 3(a)
“Disputed Items”	Section 3(a)
“GAAP”	The definition of Commission Revenue
“Maker”	The introductory paragraph of this Note
“Notice Period”	Section 3(a)
“Original Principal Amount”	The introductory paragraph of this Note
“Purchase Agreement”	The introductory paragraph of this Note
“Remaining Disputed Items	Section 3(b)

SECTION 2. Computation of Adjustments to Principal Amount.

(a) Reporting. Within seventy-five (75) days following the Maturity Date, Maker will deliver to the Sellers’ Representative a written statement including supporting calculations (the “Adjustment Report”), in a format to be reasonably agreed by Maker and Sellers’ Representative, setting forth Maker’s calculation of Average 12-Month Commission Revenue, the Adjusted Principal Amount and the Interest Amount as of the Maturity Date. The Adjustment Report shall be prepared in accordance with GAAP and based on the underlying data of Maker with respect to the Subject Business.

(b) Access to Information. Upon the delivery of the Adjustment Report, Maker shall (i) provide to Sellers’ Representative and his representatives copies of such work papers, schedules books and records and other supporting data and documents relating to Maker’s preparation of the Adjustment Report, and (ii) cooperate in good faith with Sellers’ Representative and his representatives, and make Maker’s and Maker’s Affiliates’ employees reasonably available to Sellers’ Representative and his representatives for the purpose of providing such other information as Sellers’ Representative may reasonably request in connection with the preparation of the Adjustment Report; provided, such cooperation will only be provided in a manner that does not unreasonably interfere with the normal operations, customers and employee relations of Maker or any of its Affiliates.

(c) Computation of Adjustments to Principal Amount. The Original Principal Amount shall be adjusted as follows, subject to decrease (but not below zero) by any amount(s) set-off pursuant to Section 6:

(i) if Average 12-Month Commission Revenue is less than $*, then the Original Principal Amount shall be reduced to zero, and no amount shall be payable under this Note;

(ii) if Average 12-Month Commission Revenue is equal to or greater than $* but less than $*, then the Original Principal Amount shall be reduced to $250,000;

(iii) if Average 12-Month Commission Revenue is equal to or greater than $* but less than $*, then the Original Principal Amount shall be reduced to $350,000;

(iv) if Average 12-Month Commission Revenue is equal to or greater than $* but less than $*, then the Original Principal Amount shall be reduced to $500,000;

(v) if Average 12-Month Commission Revenue is equal to or greater than $* but less than $*, then the Original Principal Amount shall be reduced to $1,000,000;

(vi) if Average 12-Month Commission Revenue is equal to $*, then the Original Principal Amount shall not be adjusted;

(vii) if Average 12-Month Commission Revenue is greater than $* and less than $*, then the Original Principal Amount shall be increased by an amount equal to * percent (*%) of the amount by which Average 12-Month Commission Revenue exceeds $*;

(viii) if Average 12-Month Commission Revenue is equal to or greater than $* and less than $*, then the Original Principal Amount shall be increased by an amount equal to * percent (*%) of the amount by which Average 12-Month Commission Revenue exceeds $*; and

(ix) if Average 12-Month Commission Revenue is equal to or greater than $*, then the Original Principal Amount shall be increased by an amount equal to * percent (*%) of the amount by which Average 12-Month Commission Revenue exceeds $*.

The Original Principal Amount as so adjusted pursuant to this Section 2(c) shall be referred to herein as the “Adjusted Principal Amount”.

SECTION 3. Confirmation of Agreement to Adjusted Principal Amount; Dispute Resolution.

(a) Within thirty (30) days after Sellers’ Representative’s receipt of the Adjustment Report, or such other time as is mutually agreed in writing by Sellers’ Representative and Maker (the “Notice Period”), Sellers’ Representative shall deliver notice in writing to Maker of either (i) Sellers’ Representative’s agreement as to the calculation of the Average 12-Month Commission Revenue, the Adjusted Principal Amount and the Interest Amount as set forth in the Adjustment Report, or (ii) Sellers’ Representative’s dispute thereof (any such items in dispute related to such calculation, the “Disputed Items” and any such notice of the Disputed Items, the “Dispute Notice”) along with Sellers’ Representative’s computation (including supporting

*	Confidential information has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

calculations) of the Average 12-Month Commission Amount, the Adjusted Principal Amount and the Interest Amount. If Sellers’ Representative fails to deliver to Maker a Dispute Notice within the Notice Period, the Adjustment Report shall be deemed to have been accepted by Sellers’ Representative in form and substance as delivered by Maker, shall be final and binding on Sellers’ Representative and Maker (except in the case of fraud), and shall be used as the basis for determining the payment due Sellers’ Representative hereunder.

(b) If Sellers’ Representative delivers a Dispute Notice to Maker prior to the expiration of the Notice Period, Sellers’ Representative and Maker shall cooperate and shall cause their respective representatives to cooperate with each other in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed to in writing by Sellers’ Representative and Maker within fifteen (15) days of Sellers’ Representative’s receipt of the Dispute Notice or such other time as is mutually agreed in writing by Sellers’ Representative and Maker (the “Cooling Off Period”) shall be final and binding upon Sellers’ Representative and Maker, except in the case of fraud. If at the end of the Cooling Off Period, Sellers’ Representative and Maker have failed to reach agreement with respect to any Disputed Items (“Remaining Disputed Items”), such Remaining Disputed Items shall, within twenty (20) days after the expiration of the Cooling Off Period, be submitted to an accounting firm of national standing and reputation jointly selected and retained by Sellers’ Representative and Maker that has not provided accounting or audit services for either Sellers’ Representative, Maker or any of their respective Affiliates, and is otherwise neutral and impartial; provided, however, that if Sellers’ Representative and Maker are unable to select such other accounting firm within twenty (20) days after the expiration of the Cooling Off Period, either Sellers’ Representative or Maker may request the New York, New York office of the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an accounting firm meeting the requirements set forth in this Section 3(b). The accounting firm so selected shall be referred to herein as the “Accountant.”

(c) The Accountant may consider only the Remaining Disputed Items and must resolve such Remaining Disputed Items in accordance with the terms and provisions of this Note. The Accountant shall deliver to Sellers’ Representative and Maker, as promptly as practicable and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of each Remaining Disputed Item and the resulting adjustments (including supporting calculations) to the computation of the Adjusted Principal Amount; provided, that in no event shall the Accountant’s calculation of the Adjusted Principal Amount be (i) greater than Sellers’ Representative’s calculation of such amount specified in the Dispute Notice, or (ii) less than Maker’s calculation of the Adjusted Principal Amount specified in the Adjustment Report. Except in the case of fraud, the conclusions in such report of the Actuary shall be final and binding on Sellers’ Representative and Maker and shall be used as the basis for determining the payment due Sellers’ Representative hereunder. The forty-five (45) day period for delivering the written report may be extended by the mutual written consent of Sellers’ Representative and Maker or by the Actuary for up to thirty (30) days for good cause shown.

(d) Each of Sellers’ Representative and Maker shall bear all of the fees and costs incurred by him or it in connection with the resolution of Disputed Items, and each of Sellers’ Representative and Maker shall equally bear the fees and costs of the Accountant in connection with the resolution of Disputed Items.

SECTION 4. Payment.

(a) Payment. The Adjusted Principal Amount plus the Interest Amount, if any, shall be due and payable on the second (2nd) Business Day following the later of the day on which (i) Sellers’ Representative and Maker agree to the Adjusted Principal Amount and (ii) there has been a final determination of the Adjusted Principal Amount as a result of proceedings pursuant to Section 3(b) and (c).

(b) Method of Payment. Payment by Maker shall be made to Sellers’ Representative by wire transfer of immediately available funds to an account or accounts specified in writing by Sellers’ Representative to Maker.

SECTION 5. Waivers and Amendments. Only with the written consent of Sellers’ Representative and Maker may any covenant, agreement or condition contained in this Note be waived (either generally or in a particular instance and either retroactively or prospectively). In addition, no amendment of any provision of this Note shall be valid unless the same shall be in writing and signed by Sellers’ Representative and Maker.

SECTION 6. Right of Setoff. Upon notice to Sellers’ Representative specifying in reasonable detail the basis for such set-off, Maker may (on behalf of itself or any other Buyer Group Indemnitee, including Parent) set off any amount to which any Buyer Group Indemnitee may be entitled under Article V or Article VIII of the Purchase Agreement against the Principal Amount. The exercise of such right of set-off by Maker in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Note or any instrument securing this Note; provided, that if it is ultimately determined by court of competent jurisdiction that that Buyer’s exercise of such right of set-off was without any reasonable basis, Sellers shall be entitled to recover their reasonable attorneys’ fees in connection with the defense against any such set-off. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Buyer Group Indemnitee in any manner in the enforcement of any other remedies that may be available to any Buyer Group Indemnitee. Maker’s right of set-off against this Note is intended to secure any payment obligations of Sellers under Article V and Article VIII of the Purchase Agreement; provided, that such right of set-off is not the exclusive means by which Buyer Group Indemnitees may recoup Losses from Sellers under the Purchase Agreement.

SECTION 7. Time Periods. When any provision of this Note provides for the expiration of a time period or requires the giving of a notice or making of a payment on a day which is other than a Business Day, such time period or day shall be extended to the next succeeding Business Day.

SECTION 8. Successors and Assigns. Neither this Note nor any of the rights, interests or obligations of Maker or Sellers’ Representative shall be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of, respectively, Sellers’ Representative and Maker, which consent shall not be unreasonably withheld, and any such assignment that is not consented to shall be null and void; provided, that Sellers’ Representative may, on prior written notice to Maker at the time payment is due hereunder, assign the right to receive up to an aggregate of $750,000 of the Adjusted Principal Amount to one of more of the down-line agents of Sunrise Health Plans, Inc. Subject to the preceding sentence, this Note will be binding upon, inure to the benefit of, and be enforceable by, the Sellers’ Representative and Maker and their respective successors and permitted assigns.

SECTION 9. No Third-Party Beneficiaries. Except as otherwise expressly provided herein, (a) this Note and all of its terms and provisions are for the sole and exclusive benefit of Maker and Sellers’ Representative, and their respective successors and permitted assigns and (b) nothing in this Note is intended to or shall be construed to give any Person other than Sellers’ Representative, as attorney-in-fact and agent for Sellers, and Maker, and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under, or in respect of, this Note.

SECTION 10. Construction. The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Note shall refer to this Note as a whole and not to any particular provision of this Note. The words “party” or “parties” shall refer to parties to this Note. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Note unless otherwise specified. Any singular term in this Note shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Note, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” when used in this Note is not exclusive. References to any agreement, contract, instrument, statute, rule or regulation are to that agreement, contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes). References to any Person include the successors and permitted assigns of that Person. References to “dollars” or “$” means lawful money of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. This Note is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 11. Governing Law, Submission to Jurisdiction, Waiver of Jury Trial. This Note shall be interpreted and construed in accordance with the Laws of the State of Florida, without regard to its conflict of laws principles that would require application of the Laws of a jurisdiction other than the State of Florida. Except as provided in Section 3, the parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any State or Federal Court sitting in Tampa, Florida (any such court, a “Designated Court”), over any Litigation arising out of or relating to this Note; (b) agree that service of any process, summons, notice or document by the means specified in Section 10.2 of the Purchase Agreement shall be effective service of process for any Litigation brought against such party in a Designated Court; (c) waive any objection to the laying of venue of any such Litigation brought in a Designated Court has been brought in an inconvenient forum; and (d) agree that final judgment in any such Litigation in a Designated Court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction the party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO THIS NOTE, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

SECTION 12. Severability. Whenever possible, each provision or portion of any provision of this Note will be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but if any provision or portion of any provision of this Note is held to be invalid, illegal or unenforceable in any respect under any applicable Requirements of Law, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Note will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 13. Notices. All notices and other communications made or required to be given pursuant to this Note shall be in writing, be deemed to have been duly given or made pursuant to, and delivered as specified in Section 10.2 of the Purchase Agreement.

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IN WITNESS WHEREOF, the undersigned Maker has executed this Note on and as of July 17, 2013.

MAKER:

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC

By:
Name:
Title:

(Signature Page to $2,750,000 Adjustable Promissory Note, Due June 30, 2015)